Exhibit 10.3

CONFIDENTIAL

June 16, 2008

EMPLOYMENT AGREEMENT

This Agreement, made and entered into effective the 16th of June 2008 by and between Chad Ruwe, an individual residing at 5220 Oaklawn Avenue, Edina, MN 55424 (“Employee”), and BioDrain Medical Incorporated, 699 Minnetonka Highlands Lane, Orono, MN 55356-9728, a Minnesota corporation (“Company”).

          WITNESSETH:

          WHEREAS, the Company desires to employ the Employee to render services for the Company as its Executive Vice President of Operations on the terms and conditions hereinafter set forth, and the Employee desires to be employed by the Company on such terms and conditions;

          NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.

Employment. Upon execution of an investment in the Company by the Employee of $200,000, the Company agrees to employ the Employee for a period of two (2) years from the date of this Agreement: unless Employee violates the terms set forth in Paragraph 7: Termination by the Company for Cause or the Employee voluntarily resigns. The term is automatically renewable annually except by action of the President or the Board of Directors

2.

Duties. The Employee will hold the title of Executive Vice President of Operations and shall report to the President/CEO of the Company. The general scope of the Employee’s duties shall include: to oversee and manage all areas relating to interaction with the FDA, all manufacturing functions and capabilities, all R&D functions, all operational aspects relating to Intellectual Property, all logistical considerations for the Company, including but not limited to service and installation of the FMS (Fluid Management System) unit and distribution of cleaning fluid, overseeing all related vendors and consultants, and other Operations-related duties and functions that may arise from time to time.

The Employee’s duties may be modified from time to time by mutual agreement between the Employee and the President/CEO as they deem to be in the best interest of the Company, provided that the Employee’s duties shall be commensurate with those of a senior executive of the Company.

3.	Extent of Services. The Employee shall devote his full attention, energy and skills to the business of the Company and use his best efforts to fully and competently perform the duties of his office.

4.	Compensation.

a.

Base Salary. $135,000 per year. Initial payment will be monthly and will be according to the Company’s salary schedule. Employee will have an informal performance review in six (6) months and will receive annual salary reviews and potential increases, based on Employee’s performance.

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b.

Bonus. The Employee will receive a one-time signing bonus of $15,000 upon execution of this Agreement in recognition of his investment in the Company. The Employee will be eligible for participation in the Company’s bonus plan when completed and approved by the Board of Directors and the Compensation Committee. Bonus will be paid at the first payroll period after employment.

c.

Stock Options. The Employee will receive total stock options to purchase 250,000 shares of the Company’s common stock at $.35 per share. This will be governed by a Company Stock Option Plan to be established by the Company in a timely manner upon hiring of the Employee. Vesting of the 250,000 options will be as follows: 50,000 shares upon execution of this Agreement; the balance in achievement of the following specific milestones:

		•	An additional 50,000 shares to vest upon submission of the 510(k) to the FDA for approval of the FMS unit,

		•	An additional 50,000 shares to vest upon approval of the 510(k) by the FDA,

		•	An additional 50,000 shares to vest upon sale of the first commercial-ready FMS unit,

		•	An additional 50,000 shares to vest upon sale of the 50th commercial-ready FMS unit.

The total of these options, assuming all milestones are achieved, will be 250,000, as described above.

d.

Executive Compensation. The Employee will be eligible for executive compensation such as bonus, stock, stock options, deferred compensation, life insurance, etc., as approved by the Board of Directors and the Compensation Committee when such executive compensation plan is completed

5.	Additional Benefits.

	a.	Automobile. The Company shall reimburse the Employee for deductible automobile mileage or auto allowance according to its Expense Reporting Procedures.

b.

Business Expense. The Company will reimburse the Employee for all reasonable, deductible and substantiated business expenses per its Expense Reporting Procedures. This includes, but is not limited to such expenses as telephone, cell phone, home office, business meetings, etc.

c.

Benefits. The Employee will be eligible for the Company’s benefits package and executive benefits listed in Paragraph 4.d. which will be implemented as funds become available and upon development and approval by the Compensation Committee. In lieu of, and until a company-sponsored medical benefits program is installed, Employee will receive a monthly amount of $1,000.

	d.	Vacation. The Employee will receive a minimum of three (3) weeks’ vacation per year or as per the executive vacation plan when written, whichever is greater.

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e.

Education. The Company will support the Employee in his pursuit of continuing education provided sufficient cash flows support tuition reimbursement and he meets the conditions and terms of the tuition reimbursement guidelines as outlined in the Employee Manual when written.

5.

Board of Directors Membership. The Employee, as soon as Myron Schuster is paid and removed from the Board, which action is being pursued as of this writing, will become a member of the Board of Directors of the Company. In any event, regardless of the handling of the situation with Mr. Schuster, Employee shall become a Board member within 30 days of this date.

6.

Non-Compete. Throughout the period of Employee’s employment with the Company, and thereafter for a period of one (1) year, Employee shall not, for any reason whatsoever, directly or indirectly, plan, organize, advise, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business of the following type: the development, marketing and sales of medical devises dedicated or designed to safely manage and dispose of contaminated fluids generated in the operating room and other similar medical locations. For purposes of this Agreement, indirect competition shall be deemed to include any activity by Employee in aid of a competing Business, including but not limited to, being a partner, shareholder, officer, director, member, owner, manager, governor, agent, employee, advisor, consultant or independent contractor of any competing Business.

7.

Intellectual Property. Employee agrees that all right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any “Intellectual Property,” defined to include, but not be limited to, any patent rights, trademarks, copyrights, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his/her services to Company (both before the execution of this Agreement and thereafter) shall, as between the parties, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds therefrom. Employee agrees to assign, and hereby expressly and irrevocably assigns, to Company all worldwide rights, title and interest, in perpetuity, in respect of any and all rights Employee may have or acquire in the Intellectual Property. The assignment of the rights as above shall not lapse if Company has not exercised its rights under the assignment for any period of time or in any jurisdiction or territory. Pursuant to Section 181.78 of the Minnesota Statutes, the preceding sentence does not apply to an invention for which no equipment supplies, facility or trade secret information of Company was used and which was developed entirely on the Employee’s own time, and (1) which does not relate (a) directly to the business of Company or (b) to Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for Company. To the extent any of the rights, title, and interest in and to the Intellectual Property cannot be assigned to Company (and to the extent any of Employee’s retained rights under Section 181.78 were incorporated by Employee (directly or indirectly) in any of Company’s past, current or future products or services), Employee hereby grants to Company an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicensees) to such non-assignable (or non-assigned) rights. To the extent any rights, title and interest in and to Intellectual Property rights can be neither assigned nor so licensed by Employee to Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, and the customers

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and licensees of either. Further, Employee agrees to waive, and hereby waives, any “moral rights” Employee may have or may obtain in the Intellectual Property. Employee further agrees to assist Company in every proper way to apply for, obtain, perfect and enforce rights in the Intellectual Property in any and all countries, and to that end Employee will execute all documents for use in applying for, obtaining and perfecting such rights and enforcing same, as Company may desire, together with any assignments thereof to Company or persons designated by it. Employee appoints Company as its attorney in fact to execute any documents necessary to achieve such results. To the maximum extent possible, Company shall be shown in all documentation as the owner of all rights in the Intellectual Property

8.

Termination by Company for Cause. The Company may terminate Employee’s employment for “cause” at any time during the Term. For purposes of this section 8., the term “cause” shall mean any of the following:

o

The material non-compliance by the Employee with written instructions, directions or regulations of the Board of Directors applicable to Employee, the breach by Employee of any material term of this Agreement, or the unsatisfactory performance by Employee of Employee’s duties, obligations, work and production standards, and the failure of Employee to correct such non-compliance, breach or unsatisfactory performance within thirty (30) days after receipt by Employee of written notice of the same by the Company;

o

Any willful or grossly negligent act by the Employee having the effect of injuring in a material way the Company as determined by the affirmative vote of the majority of the members of the Board of Directors (excluding Employee);

	o	The commission by the Employee of fraud or a criminal act that adversely affects the business of the Company; or,

o

The determination by an affirmative vote of the majority of the members of the Board of Directors (excluding Employee), after a reasonable and good faith investigation by the Company following a written allegation by another employee of the Company, that Employee engaged in some form of harassment or other improper conduct prohibited by law, unless such actions were specifically directed by the Board.

In the event of a termination for cause, as defined herein, the Employee shall only be entitled to receive payment of base salary, adjusted pro-rata to the date of such termination, subject to offset, and to the extent permitted, for any amounts then owed to the Company by Employee. The Employee shall have absolutely no right to receive or retain any other payment or compensation whatsoever under this Agreement, regardless of the term of the employment then elapsed. The Employee’s rights and obligations regarding stock options and shares of the Company’s common stock owned by Employee shall be determined in accordance with and be governed by the Shareholder Agreement and the Company’s Stock Option Plan as well as taking into account the completion (or non-completion) of the aforementioned milestones. Only options that have vested as a result of completed milestones shall be eligible for ownership by Employee.

9.	Termination by Company without Cause. In the event the Employee’s employment is terminated by the Company without cause, as “cause” is defined in section 8 hereof, Employee

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shall be entitled to receive from the Company as severance pay in an amount equal to twelve (12) months of Employee’s Base Salary then in effect at the time of termination, payable in six (6) equal monthly installments, commencing on the first day of the month following termination and continuing on the same day of each month thereafter until paid in full. The Employee shall receive bonus payment on a pro-rata basis for the portion of the fiscal year at termination. The consideration provided in this section is conditioned upon the Employee’s return to the Company of any and all property belonging to the Company in Employee’s possession or control and Employee’s disclosure to the Company of any information known to Employee and necessary for the Company to access any computer software or programs of the Company controlled by Employee. In lieu of a Shareholders Agreement all non-vested stock options shall immediately be vested. Outplacement services (Lee Hecht Harrison or similar) shall be available for Employee and paid by Company upon mutual agreement between Employee and President & CEO for an amount of $15,000.00 or one (1) year. Outplacement services will be paid by the Company directly unless otherwise determined then from the Company to the Employee.

10.

Termination by Employee for Good Reason. Employee may terminate his employment at any time during the Term for good reason. For purposes of this Agreement, “good reason” shall mean (i) any material breach by the Company of this Agreement that is not cured by the Company within thirty (30) days after receipt of written notice from Employee of such material breach, (ii) any material diminution or adverse (to Employee) change in the duties, responsibilities, rights, privileges or the reporting relationships, which were applicable to and enjoyed by the Employee at the time of such diminution of change, without the consent of the Employee, except as a result of the termination of Employee’s employment by the Company as provided in section 8. hereof, (iii) any requirement from the Board of Directors that the Employee must relocate his office outside the Twin Cities metropolitan area, or (iv) by Employee giving a Notice of Termination during the year immediately following a Change in Control of more than 40% of the Company’s outstanding stock (a “Special Termination”), with the exception of stock issued by the Company, provided that, with the exception of dilution, Employee is adversely affected by such Change in Control. In the event of a termination by Employee of his employment as provided in this section 11, Employee shall be entitled to severance pay and benefits as provided in section 9 hereof.

11.

Termination by Employee. Employee may terminate employment at any time during the Term for any reason with one (1) month notice. Employee agrees to aid in transition and exit from the Company causing no harm or hardship during such transition. Employee is bound by Paragraph 6 of this Agreement. Employee is not eligible for salary continuation or bonus if he voluntarily resigns for reasons other than “good reason” as defined in section 10.

12.

Sale, Reorganization or Transfer of Ownership. In the event the Company is sold, or if majority ownership of the Company should pass from the existing majority shareholders, the terms of this Agreement shall remain in force. Terms of all executive employment agreements will identify the specifics for sale, reorganization or transfer of ownership, to be approved by the Compensation Committee. All non-vested stock options, whether milestone has been achieved or not, shall become vested with the completion of the sale.

13.

Insolvency or Cessation of Business. In the event the Company becomes insolvent or ceases business due to lack of funds, this Agreement is immediately null and void and the terms and conditions are rendered non-enforceable, specifically those clauses associated with non-disclosure and non-competition.

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14.	Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

15.

Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by telegram, or three (3) working days after deposited, if placed in the mails for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following address:

Company:	BioDrain Medical Inc.
Attention: Lawrence W. Gadbaw, Chairman
699 Minnetonka Highlands Lane
Orono, MN 55356-9728

Employee:	Chad Ruwe
5220 Oaklawn Avenue
Edina, MN 55424

Addresses may be changed by written notice given pursuant to this Section; however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

16.	Other Agreements. This Agreement contains the entire agreement between the parties concerning terms of employment and supersedes at the effective date hereof any other agreement, written or oral.

17.

Parties and Interest. This Agreement is personal to Executive, and Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

18.	Modification and Waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

19.

Binding Effect, Assigns, Successors, Etc. This Agreement shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns, and shall continue in full force unless and until terminated by the mutual agreement of all parties hereto.

20.

Savings Clause. If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative, judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction.

21.	Headings. The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement.

22.

Survival. Employee understands and agrees that portions of the provisions of this Agreement extend beyond termination of the Employee’s employment and shall continue in full force and effect after such termination of employment or termination of this Agreement.

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23.

Execution. This Agreement may be executed in two (2) or more counterparts, and each such counterpart deemed an original. Original signatures on copies of the Agreement transmitted by facsimile will be deemed originals for all purposes hereunder.

24.	Confidential. Company and Employee agree to keep the terms and conditions of this Agreement confidential during the terms of the Agreement and for two (2) years after termination of Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.

BioDrain Medical Incorporated

By:

Kevin R. Davidson, President & CEO

By:

Chad A. Ruwe, Employee